Vista 10-Q

Exhibit 10.6

Colebrooke Capital, Inc.

645 Fifth Avenue	Telephone: 212-848-0291
Eighth Floor	Fax: 212-848-0289
New York, NY 10022

April 15, 2010

Thomas Pfisterer
CEO
Vista International Technologies, Inc.
88 Inverness Circle East
Suite N-103
Denver, CO 80212

Dear Tom,

We continue to be excited about the prospects for Vista International Technologies, Inc. (the "Company" or "VIT") and are enthusiastic about working with you in regard to corporate development associated with capital raising and strategic options.

In connection with introducing a potential capital transaction, the identity and nature of the relationship between Colebrooke Capital, Inc. ("Colebrooke") and any potential parties to a transaction ("Potential Participants"), will be shared with VIT. Prior to any discussions, Colebrooke will submit potential parties to a transaction to VIT for approval by mail, email or fax. Upon approval, a party will become a Potential Participant and be recorded on Addendum A of this agreement. We propose that our non-exclusive services to the Company and compensation be structured substantially as follows:

1.           Services.

(a) In connection with the Engagement hereunder, Colebrooke agrees to provide corporate development and advisory services to the Company including, but not limited to, the following corporate finance activities: (i) evaluating alternative financing structures, (ii) assisting, where appropriate, in preparing descriptive materials, (iii) identifying and contacting various prospective capital options, and (iv) assisting in evaluating acquisition opportunities, and (v) assisting the Company in structuring, and executing any transaction proposed by a Potential Participant.

(b) Colebrooke shall, as advisor, assist the Company with its objective of securing a financing of up to $6 million. It is understood that the final terms and conditions of any financing will be acceptable to the Company at its absolute discretion. However, there can be no assurances that the Company will receive financing during the term of this agreement. In association with financing efforts, Colebrooke will seek to communicate and clarify the VIT business model, strategic objectives and inherent value to the investment community.

(c) Colebrooke will assist in identifying potential strategic acquisitions as well as acting on those proposed by the Company. Colebrooke will assist in determining the level of interest of potential targets and the target's preferred form of transaction structure. Additionally, Colebrooke will assist in identifying sale options for existing VIT tire recycling and processing operations. All financial and business matters pertaining to any acquisition targets or sale Potential Participants will remain confidential.

2.           Compensation. If the Company agrees to close a transaction that involves, directly or indirectly, a Potential Participant, the Company agrees to pay Colebrooke in full compensation for its services the following:

(a) In the event that the Company completes a financing with any Potential Participant with whom Colebrooke was in discussions with on behalf of VIT, Colebrooke will receive consideration equal to the following schedule of the total capital raised.

7% of the First Million of Capital, or any part: plus,
6% of the Second Million Dollars of capital, or any part: plus:
5% of the balance of the total capital in the Transaction.

In the event that a financing is consummated with any Potential Participant in the form of an issuance of debt securities and/or equity-related debt securities, the Colebrooke will receive consideration equal to 3% of the total capital in the Transaction.

(b) For non-financing capital transactions (including but not limited to: sale of the Company, acquisition of or merger with another company, joint venture or other capital transaction), Colebrooke shall earn a fee equal to 5% of the Transaction Value to be received as cash at closing where closing occurs during the term of this agreement or if closing occurs thereafter with any parties introduced to the Company by Colebrooke. Alternatively, and at Colebrooke's option, Colebrooke will receive 6% of the Transaction Value to be received in an equivalent form to that received or issued by the Company.

(c) In consideration for advisory services, the non-refundable sum of $5,000 to be paid upon execution of this agreement and $2,500 to be paid each 30 days thereafter for the term of this agreement. In the event that the Company executes a term sheet for a financing or other transaction with any Potential Participant provided by Colebrooke, upon execution the Company agrees to pay Colebrooke 510,000. The Company shall reimburse Colebrooke for any pre-approved, out-of-pocket expenses incurred in connection with its efforts on behalf of the Company pursuant to this agreement

"Transaction Value" will be defined as all consideration issued or received by the Company including cash, stock or other forms of value (in the case of a sale or disposition by the Company of all or a material portion of its assets, Transaction Value shall include the total consideration paid for such assets pursuant to the sale and the principal amount of all indebtedness for borrowed money assumed by the purchaser).

Notwithstanding any termination of this Agreement pursuant to the terms hereof or otherwise, if twenty four (24) months from the effective date of introduction to the Company of a Potential Participant or from the date that Colebrooke started discussions with a party on behalf of and at the direction of VIT, the Company enters into a definitive commitment relating to a Financing (or any portion thereof) or non-financing capital transaction with any Potential Participant or party that Colebrooke was in discussions with on behalf of VIT, the Company shall pay to Colebrooke fees in accordance with the terms and provisions of Section 2(a) or Section 2(b), as applicable.

3.           Term of Agreement. This agreement shall commence on the date of the Company's execution and delivery of same and be for a term of four (4) months and will renew automatically in the event that neither party has provided written notice of cancellation. Colebrooke's engagement may be terminated by the Company or Colebrooke at any time upon 30 days written notice from one party to the other.

4.          Confidentiality. All financial and business information furnished by the Company or its affiliates to Colebrooke shall be retained by Colebrooke and its officers, directors, employees and stockholders on a confidential basis, and shall be used only in connection with the preparation of the Descriptive Materials or as specifically authorized by the Company. Colebrooke shall, upon submission, of any such materials to any third party, execute such confidentiality and/or non-disclosure agreements as are customary in engagements of this type and shall require Potential Participant to execute such agreements in form and substance acceptable to the Company.

5.           Indemnification. The Company shall indemnify, defend and hold harmless Colebrooke, its officers, directors, stockholders, employees, and agents from and against any cost, expense, liability or obligation in respect of any securities of the Company sold in reliance upon any disclosures or information contained in the Descriptive Materials and all exhibits thereto or any other information (written or oral) constituting disclosures, representations or covenants in respect of the Company, its business, financial condition and/or prospects; it being understood that the Descriptive Materials and its contents are and shall be based solely upon information supplied and approved in advance by the Company and its affiliates.

6.           General.

(a) This agreement has been entered into and shall be interpreted under and governed by the laws of the State of New York.

(b) This agreement has been duly authorized and shall constitute a binding obligation upon each of Colebrooke and the Company enforceable in accordance with its terms.

(c) This agreement calls for the professional services of Colebrooke and its affiliates and therefore may not be assigned by Colebrooke to any third person, firm, or corporation without the prior consent of the Company.

(d) This agreement shall inure to the benefit of and be binding upon the successors and assigns of the respective parties hereto.

(e) Notwithstanding anything to the contrary, expressed or implied, contained herein, it is expressly understood and agreed that Colebrooke is acting solely in its capacity as advisor to the Company and is not to be authorized to enter into any agreement or understanding on behalf of the Company, or otherwise binding upon it, without, in each case, the prior written consent of the Company.

We are enthusiastic about working together and see the potential for a mutually profitable association. If the above terms and conditions are acceptable, please so indicate by executing and returning a copy of the agreement.

Sincerely,

Colebrooke Capital, Inc.		Company: Vista International Technologies, Inc.

By:	/s/ Sean C. Kenlon	By:	/s/ Thomas Pfisterer

Name:	Sean C. Kenlon	Name:	Thomas Pfisterer

Title:	Managing Director	Title:	CEO

Date:	4/15/10	Date:	4/16/10

ADDENDUM A — Potential Participants
(as defined in paragraph 2 of this agreement)

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